THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: [25,000.00]	Issue Date: August ___, 2006

CHINA BROADBAND, LTD.

7% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, China Broadband, Ltd., a Cayman Islands Company (the “Borrower”), hereby promises to pay to _____________________, __________________, ________________ (the “Holder”) or its registered assigns or successors in interest or order, without demand, the sum of [Twenty Five Thousand Dollars ($25,000.00)] (“Principal Amount”), with simple and unpaid interest thereon, on February 28, 2007(said date, as may be accelerated herein, is referred to herein as the “Maturity Date”).

This Note (the “Note”) has been issued into pursuant to the terms of a Note Purchase Agreement (the “Note Purchase Agreement”) between the Borrower, the Holder, and certain other holders (the “Other Holders”) of Notes (the “Other Notes”), dated of even date herewith, and shall be governed by the terms of such Note Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Note Purchase Agreement.

1. INTEREST; AMORTIZATION

1.1. Interest Rate. Subject to Section 5.5 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) equal to seven percent (7%). Interest shall be calculated on the basis of a 360-day year. Interest on the Principal Amount shall accrue from the date of this Note and be payable pursuant to Section 2.1 hereof on the Maturity Date, whether by acceleration or otherwise.

1.2. Transfer. Subject to compliance with applicable securities laws, this Note, and the rights evidenced hereby, may be transferred, sold, pledged, hypothecated or otherwise granted as security by any registered holder hereof (a “Transferor”). On the surrender for exchange of this Note, with a duly executed Transferor’s endorsement (the “Transferor Endorsement Form”) and an opinion of counsel reasonably satisfactory to the Company (which requirement may be waived by the Company), that the transfer of this Note will be in compliance with applicable securities laws, the Company at the expense of the Transferor, will issue and deliver to or on the order of the Transferor thereof a new Note or Notes of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the Principal Amount called for on the face or faces of the Note so surrendered by the Transferor. No such transfers shall result in a public distribution of the Note.

1.3. Replacement. Upon receipt of a duly executed, notarized and written statement (which shall include (a) a covenant from the Holder to indemnify the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and (b) an express authorization that the Borrower may offset any such amounts against amounts then due under the Note) from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

2. REPAYMENT

2.1. Payment of Interest. All interest and Principal shall be paid on the earlier to occur of the Maturity Date or the date that this Note is converted.

2.2. Prepayment. The Borrower has the option of prepaying the outstanding Principal Amount of this Note and any accrued interest (to the extent not previously paid) thereon, in whole or in part, at any time prior to the Maturity Date upon giving the Holder hereof 30 days written notice and right to convert into such number of Conversion Shares of the Company as would result in the Holder receiving the same number of shares in a Business Combination as it would receive in section 3.2 below.

3. CONVERSION RIGHTS

3.1    Mandatory Conversion.  This Note shall become convertible in its entirety at the discretion of the Holder at any time on or after the consummation of a Business Combination into such number of shares of Common Stock of the Parent Company as equals 2.4% of the aggregate issued and outstanding shares of the Parent Company on a fully diluted basis (other then certain shares that may be issued upon exercise of warrants that may be issued in connection with a Major Financing), multiplied by a fraction, the numerator of which is the principal amount of this Note and the denominator of which is 300,000.

3.2  Exercise of Conversion Right- Issuance of Shares.  Upon conversion of this Note, Holders shall receive upon surrender of the Note to the Parent Company along with the instructions for conversion duly executed by the Holder, (i) such number of shares as set forth in 3.1 above and (ii) interest accrued and unpaid through the date of conversion.

3.3   Reservation of Shares.  The Company shall, as a condition to entering into any Business Combination, require any Parent Company to assume all of the Company's obligations under the Note, Registration Rights Agreement and Purchase Agreement and to reserve sufficient number of shares for issuance to the Holders upon conversion of this Note in accordance with its terms.

4. EVENTS OF DEFAULT.

4.1. The occurrence of any of the following events, after written notice thereof by the Holder to the Borrower, shall be an “Event of Default” under this Note:

4.1.1. the Borrower shall fail to make the payment of any amount of principal or interest outstanding the date such payment is due hereunder, which failure is not cured within ten (10) business days of receipt of notice to the Borrower; or

4.1.2. the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

4.1.3. a proceeding or case shall be commenced in respect of the Borrower, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Borrower or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii), or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under Noteed States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

4.1.4 any material breach of any representation, warranty or covenant of the Company made herein or in the Note Purchase Agreement, the Registration Rights Agreement or any other transaction document or agreement, statement or certificate given in writing pursuant hereto or in connection herewith, which breach is not cured within 21 business days of receipt of notice to the Borrower.; or

4.1.5 the failure of Borrower to require the assumption of the Borrower’s obligations herein as set forth in Section 3.3; or

4.1.6 except as otherwise set forth herein to the contrary, the failure of the Borrower to pay any amounts due to the Holder herein or in the Note Purchase Agreement or the Registration Rights Agreement within twenty (20) business days of receipt of notice to the Borrower.

4.2. Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Borrower; provided, however, that upon the occurrence of an Event of Default described in Sections 4.1.1, 4.1.3 or 4.1.4, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, or (b) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Note Purchase Agreement, other transaction document or applicable law. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

5. MISCELLANEOUS

5.1. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by a nationally recognized overnight air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by a nationally recognized overnight courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) three business days after deposited in the mail if delivered pursuant to subsection (ii) above. The addresses for such communications shall be as follows

(i) if to the Company:
China Broadband, Ltd.
1900 Ninth Street, 3rd Floor
Boulder, CO 80302
Attn.: Stephen P. Cherner
     Vice president, Secretary
Tel.: (303) 449-7733
Fax: (303) 449-7799

with a copy
(by facsimile only) to:                      Hodgson Russ LLP
60 East 42nd Street, 37th Floor
New York, New York 10165
Attn: Ronniel Levy, Esq.
Te.: (212) 661-3535
Facsimile: (212) 972-1177

(ii) if to the Holder:                         to the name, address, and facsimile number set forth in the on the books and records of the Company,

with a copy
(by facsimile only) to:                      Westpark Capital, Inc.
                                                          One Penn Plaza
                      Suite 2411
                          New York, New York 10119
Attn: Mark I. Lev
Facsimile: (212) 714-1835

5.2. Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.3. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.4. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

5.5. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

5.6. Construction. Each party acknowledges that it has been afforded the opportNotey to have its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.7. Stockholder Rights.  Holder is and lender and creditor only and shall not be deemed a stockholder or equity holder of the Company, and shall not have any voting or other rights as a stockholder until such time as the Note is converted in accordance with its terms.

5.8. Remedies Cumulative. This Note shall be deemed an unconditional obligation of the Company for payment of money only. In addition to any other remedies that the Holder may have, or actions that the Holder may take, the Holder (on its/his/her own or with one or more other Holders or through a representative) may enforce this Note by summary or similar proceeding pursuant to New York CPLR 3213 or similar proceeding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ___th day of ___________, 2006.

CHINA BROADBAND, LTD.

By:
Name: Stephen P. Cherner
Title: Vice President, Secretary

WITNESS: